Exhibit 10.1

SIXTH AMENDMENT
TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Sixth Amendment”) dated as of April 8, 2016, is by and among SM ENERGY COMPANY, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders that is a party hereto; and WELLS FARGO BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, by operation of law or as otherwise provided herein, the “Administrative Agent”).

The parties hereto agree as follows:

RECITALS
(A)    The Borrower, the Administrative Agent and the Lenders are party to that certain Fifth Amended and Restated Credit Agreement dated as of April 12, 2013 (as amended, supplemented, or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower;
(B)    The Lenders party hereto and the Administrative Agent, together with the Borrower, have agreed to make certain amendments and modifications to the Credit Agreement as more particularly set forth herein; and
(C)    The Lenders have agreed to reduce the Borrowing Base pursuant to Section 2.07 of the Credit Agreement as set forth in Section 3, which redetermination herein shall constitute the April 1, 2016 Scheduled Redetermination.
(D)     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows.
Section 1.Defined Terms. Each capitalized term that is defined in the Credit Agreement, but that is not defined in this Sixth Amendment, shall have the meaning ascribed such term in the Credit Agreement. Unless otherwise indicated, all section references in this Sixth Amendment refer to the Credit Agreement.
Section 2.    Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Sixth Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement shall be amended, effective as of the Sixth Amendment Effective Date in the manner provided in this Section 2.
2.1    Additional Definitions. Section 1.02 of the Credit Agreement shall be amended by inserting the following definitions in appropriate alphabetical order, which shall read in full as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time and consistent with the bank price deck used at such time by the Administrative Agent with respect to similar oil and gas reserve-based credits for similarly situated borrowers.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excess Cash” has the meaning set forth in Section 3.04(e).
“Flood Insurance Regulations” means (%3) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (%3) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (%3) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (%3) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Intercreditor Agreement” means any intercreditor agreement among the Borrower, the other Loan Parties, the Administrative Agent and the other parties thereto in form and substance acceptable to the Administrative Agent and the Majority Lenders in their sole discretion, as the same may from time to time be amended, modified, supplemented or restated from time to time.
“Interest Expense” means, for any period (determined without duplication), the sum of (a) the aggregate net interest expense of the Borrower and the Consolidated Restricted Subsidiaries for such period (net of any intercompany interest income and interest expense among the Borrower and the Consolidated Restricted Subsidiaries and net of any other interest income) as determined in accordance with GAAP and (b) any cash interest paid in connection with the issuance or incurrence of any new Debt permitted hereunder to the extent that such payments are not accounted for as interest expense under GAAP.
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower or any Restricted Subsidiary in excess of $250,000,000.
“Material Disposition” means any sale, transfer, assignment or other disposition of Property or series of related sales, transfers, assignments or other dispositions of property that yields net proceeds to the Borrower or any Restricted Subsidiary in excess of $250,000,000.
“Net Equity Proceeds” means for any issuance of Equity Interests of or capital contribution to the Borrower, the gross cash proceeds from such issuance of Equity Interests or capital contribution, net of attorneys’ fees, accountants’ fees and other customary fees and expenses (including fees and expenses of investment bankers or placement agents) paid by the Borrower in connection therewith.
“Permitted Second Lien Debt” means (a) Debt of the Borrower incurred on or before October 1, 2016 in an aggregate principal amount not to exceed $500,000,000; provided that (i) such Debt (A) is secured solely by Liens on Property upon which there exist first priority Liens on such Property securing the Indebtedness (subject to Excepted Liens) and such Liens are subject to the terms of the Intercreditor Agreement and (B) is not guaranteed by any Person that is not a Guarantor, (ii) the documentation governing such Debt shall not contain any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to (A) amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents other than as set forth in the applicable Intercreditor Agreement or (B) repay the Loans, (iii) except for equal and ratable clauses, the documentation governing such Debt shall not contain any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Indebtedness (as such term may be amended, supplemented, modified, or amended and restated, in each case, in accordance with the Intercreditor Agreement) or any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Indebtedness (as such term may be amended, supplemented, modified, or amended and restated, in each case, in accordance with the Intercreditor Agreement), (iv) the documents governing such Debt do not contain any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption of such Debt in priority to the Loans, (v) the documents governing such Debt do not contain financial covenants other than those set forth in this Agreement and the covenants and events of default contained in the documentation governing such Debt are not otherwise more onerous or restrictive than the corresponding terms of this Agreement and the other Loan Documents (as determined in good faith by the Borrower), (vi) such Debt does not provide for or otherwise require any amortization of principal prior to scheduled maturity, (vii) such Debt shall not mature sooner than the date which is 180 days following the Maturity Date at the time of incurrence and (viii) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, (A) the Borrower shall be in pro forma compliance with Section 9.01, (B) no Event of Default shall exist and (C) the Aggregate Revolving Credit Exposures shall not exceed the Borrowing Base then in effect, and (b) any Permitted Refinancing Debt incurred to refinance or replace the Debt referred to in the foregoing clause (a), to the extent such refinancing or replacement is permitted under the Intercreditor Agreement.
“Permitted Second Lien Debt Documents” means, collectively, any loan agreement or indenture entered in connection with the Permitted Second Lien Debt (and any successor loan agreement or indenture in connection with any refinancing thereof permitted hereunder and under the Intercreditor Agreement), all guarantees of Permitted Second Lien Debt, and all other agreements, documents or instruments executed and delivered by any Loan Party in connection with, or pursuant to, the incurrence of Permitted Second Lien Debt, as all of such documents are from time to time amended, supplemented or restated in compliance with this Agreement and the Intercreditor Agreement.
“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves.”
“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck.
“Senior Secured Debt” shall mean, as of any date of determination, all Debt of the types described in clauses (a) and (b) (but only to the extent of any unreimbursed drawings under any letter of credit) of the definition thereof (provided that the amount of any such Debt issued at a discount to its face value shall be determined in accordance with GAAP), in each case, that is not Subordinated Debt and that is secured by a Lien on any assets of the Loan Parties.

“Senior Secured Debt to EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Senior Secured Debt as of such date of determination to (b) EBITDAX for such period.
“Sixth Amendment” means that certain Sixth Amendment to Fifth Amended and Restated Credit Agreement, dated as of the Sixth Amendment Effective Date, by and among the Borrower, the Administrative Agent and the Lenders party thereto.
“Sixth Amendment Effective Date” means April 8, 2016.
“Sixth Amendment Lenders” has the meaning set forth in Section 3.04(d).
“Subordinated Debt” shall mean the collective reference to any Debt of any Loan Party contractually subordinated in right and time of payment to the Indebtedness and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.
“Unused Availability” means (to the extent that the Borrower is permitted to borrow such amounts under the terms of this Agreement including, without limitation, Section 6.02 hereof) at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base minus (b) the aggregate Revolving Credit Exposure (calculated, with respect to any Impacted Lender, as if such Impacted Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
2.2    Amended and Restated Definitions. Section 1.02 of the Credit Agreement shall be amended by amending and restating the following definitions, which shall read in full as follows:
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to any commitment fees payable hereunder, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	>90%
Eurodollar Loans	1.750%	2.000%	2.250%	2.500%	2.750%
ABR Loans or Swingline Loans	0.750%	1.000%	1.250%	1.500%	1.750%
Commitment Fee Rate	0.300%	0.300%	0.350%	0.375%	0.375%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a) then until such time as the Reserve Report is delivered the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion, amortization, exploration, non-cash abandonment, noncash impairment charges and other noncash charges, minus all noncash income added to Consolidated Net Income. Noncash charges include mark-to-market adjustments related to the utilization of derivative instruments and changes in the liability associated with the future payments of amounts under the Net Profits Interest Bonus Plan. EBITDAX for any four fiscal quarter period may, at the option of the Borrower, be adjusted on a pro forma basis for Material Acquisitions of Oil and Gas Properties (net of Material Dispositions of Oil and Gas Properties, if any) during any such four fiscal quarter period as if such Material Acquisitions (and Material Dispositions, if any) had occurred at the beginning of such four fiscal quarter period.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and any Intercreditor Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Bank Products Providers and Lender Swap Providers, and “Secured Party” means any of them individually.
2.3    Amendment to Section 1.02. Section 1.02 of the Credit Agreement shall be amended by deleting the word “or” immediately before “(ii)” in the first sentence of the definition of “Impacted Lender” and replacing the “;” in the first sentence of such definition with “or (iii) become the subject of a Bail-In Action;”.

2.4    Amendment to Section 1.02. Section 1.02 of the Credit Agreement shall be amended by adding a new sentence at the end of the definition of “LIBO Rate” which shall read in full as “If at any time of determination the LIBO Rate is less than zero, such LIBO Rate shall be deemed to be zero.”.
2.5    Deleted Definition. Section 1.02 of the Credit Agreement shall be amended by deleting the definition of “Total Debt” in its entirety.
2.6    Amendment to Section 2.08(k) of the Credit Agreement. Section 2.08(k) of the Credit Agreement shall be amended to insert “or Section 3.04(e)(ii), as applicable, after giving effect to any payment made pursuant to Section 3.04(e)(i)” after each instance of “Section 3.04(c)” therein.
2.7    Amendment to Section 3.04(d) of the Credit Agreement. Section 3.04(d) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
(d)     No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02; provided, however, that the Lenders party to the Sixth Amendment (the “Sixth Amendment Lenders”) waive any payment under Section 5.02 that would otherwise be payable to such Sixth Amendment Lenders (but, for the avoidance of doubt, not any other Lenders which are not Sixth Amendment Lenders) in connection with any prepayment made pursuant to Section 3.04(e).
2.8    Amendment to Section 3.04 of the Credit Agreement. Section 3.04 of the Credit Agreement shall be amended to insert a clause (e) which shall read in full as follows:
(e)     Excess Cash Balances. If at any time while any Revolving Credit Exposure is outstanding, the Loan Parties have any cash or cash equivalents (other than Cash Collateral) in excess of $150,000,000 in the aggregate (other than (i) cash of the Loan Parties to be used by any Loan Party to Redeem Other Debt pursuant to Sections 9.04(b)(i), (ii), (iii) and (iv)(A) pursuant to a binding and enforceable commitment to Redeem such Other Debt within two (2) Business Days; provided that cash excluded pursuant to this clause (i) shall not be excluded for more than two (2) consecutive Business Days at any time, (ii) cash of the Loan Parties constituting proceeds of Permitted Second Lien Debt to be used by any Loan Party to Redeem Other Debt pursuant to Section 9.04(b)(iv)(B) which cash is held by or under the control of a third party agent (whether in escrow or otherwise) for the sole purpose of redeeming such Other Debt pursuant to Section 9.04(b)(iv)(B) pursuant to a binding and enforceable commitment to Redeem such Other Debt within one hundred-twenty (120) days of the issuance of such Permitted Second Lien Debt; provided that cash excluded pursuant to this clause (ii) shall not be excluded for more than one hundred twenty (120) days from the date of such issuance of Permitted Second Lien Debt, (iii) cash of the Loan Parties constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits and (iv) cash of the Loan Parties to be used by any Loan Party within two (2) Business Days to pay the purchase price for Property to be acquired by such Loan Party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment of such purchase price; provided that cash excluded pursuant to this clause (iv) shall not be excluded for more than two (2) consecutive Business Days at any time), (the “Excess Cash”), the Borrower shall, to the extent the Loan Parties have Excess Cash, by the end of the next Business Day (i) prepay the Borrowings in an amount equal to such Excess Cash and (ii) if any Excess Cash remains after prepaying all of the Borrowings and there is any LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to the lesser of (A) such remaining Excess Cash and (B) the amount of the LC Exposure, which amount shall be held as cash collateral as provided in Section 2.08(k). Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(e) shall be accompanied by accrued interest to the extent required by Section 3.02.
2.9    Amendment to Section 6.02 of the Credit Agreement. Section 6.02 of the Credit Agreement shall be amended to insert a clause (f) which shall read in full as follows:
(f)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower, together with the other Loan Parties, shall not have Excess Cash in excess of $150,000,000 in the aggregate
2.10    Amendment to Section 6.02 of the Credit Agreement. Section 6.02 of the Credit Agreement shall be amended to insert “and Section 6.02(f)” at the end of the final paragraph of such Section 6.02.
2.11    Amendment to Section 8.01 of the Credit Agreement. Section 8.01 of the Credit Agreement shall be amended to insert a new clause (n) which shall read in full as follows:
(n)    Issuance of Permitted Second Lien Debt. In the event the Borrower intends to issue or incur Permitted Second Lien Debt, prior written notice of such intended offering or incurrence, the intended principal amount thereof and the anticipated date of closing and, upon request of the Administrative Agent, copies of the proposed Permitted Second Lien Debt Documents, after they have been finalized.
2.12    Amendment to Section 8.13 of the Credit Agreement. Section 8.13 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
Section 8.13 Title Information

(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the proved Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the Borrowing Base.
(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (%4) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (%4) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (f) and (g) of such definition) having an equivalent value or (%4) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the Borrowing Base.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within the 60 day period or the Borrower does not comply with the requirements to (i) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (f) and (g) of such definition) having an equivalent value or (ii) provide acceptable title information covering at least 80% of the value of the Borrowing Base, such default shall not be a Default, but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent. To the extent that the Administrative Agent is not reasonably satisfied that the Borrower complied with the requirements of the preceding sentence after the 60 day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 90% requirement in Section 8.14(a), and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Administrative Agent to cause the Borrower to be in compliance with the requirement to provide acceptable title information covering at least 80% of the value of the Borrowing Base. This new Borrowing Base shall become effective immediately after receipt of such notice.
2.13    Amendment to Section 8.14(a) of the Credit Agreement. Section 8.14(a) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(iii)) to ascertain whether the Mortgaged Properties represent at least 90% of the PV-9 value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 90% of such PV-9 value, then the Borrower shall, and shall cause each of its Material Subsidiaries (other than an Excluded Foreign Subsidiary) to, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of such PV-9 value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Material Subsidiary places a Lien on its Oil and Gas Properties and such Material Subsidiary is (a) a Restricted Subsidiary that is not an Excluded Foreign Subsidiary and (b) not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).
2.14    Amendment to Section 8.14 of the Credit Agreement. Section 8.14 of the Credit Agreement shall be amended to insert a new clause (d) which shall read in full as follows:
(d)    Notwithstanding any provision in any Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) owned by any Loan Party included in the definition of “Mortgaged Properties” and no Building or Manufactured (Mobile) Home is encumbered by any Security Instrument.
2.15    Amendment to Article VIII of the Credit Agreement. Article VIII of the Credit Agreement shall be amended to insert a new Section 8.16 which shall read in full as follows:
Section 8.16 Sixth Amendment Post Closing Mortgage and Title Covenant. No later than June 10, 2016 (or such later date as the Administrative Agent may agree in its sole discretion), (a) the Administrative Agent shall have received satisfactory title information on at least 80% of the Borrowing Base and (b) the Mortgaged Properties shall represent at least 90% of the PV-9 value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.
2.16     Amendment to Section 9.01 of the Credit Agreement. Section 9.01 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
Section 9.01 Financial Covenants
(a)    Senior Secured Debt to EBITDAX Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, the Senior Secured Debt to EBITDAX Ratio to exceed

2.75 to 1.00 for the four consecutive fiscal quarters of the Borrower ended on such day. Unless an Event of Default has occurred and is continuing, for purposes of determining the Senior Secured Debt to EBITDAX as of any date of determination, the calculation of Senior Secured Debt shall be made by subtracting therefrom the aggregate amount of Cash Collateral as of such date as a result of the existence of any Impacted Lender.
(b)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (%4) consolidated current assets (including the unused amount of the Aggregate Commitment, but excluding non-cash assets under ASC 815) to (%4) consolidated current liabilities (excluding non-cash obligations under ASC 815 and the current portion of the Aggregate Commitment) to be less than 1.0 to 1.0. Unless an Event of Default has occurred and is continuing, for purposes of determining the ratio of consolidated current assets to consolidated current liabilities, the calculation of consolidated current liabilities shall be made by subtracting therefrom the aggregate amount of Cash Collateral as of such date as a result of the existence of any Impacted Lender.
(c)    Interest Coverage Ratio. The Borrower shall not permit, as of the last day of any fiscal quarter, the ratio of (a) EBITDAX for the period of four consecutive fiscal quarters ending on such date divided by (b) Interest Expense for such period of four consecutive fiscal quarters, to be less than 2.00 to 1.00.
For the avoidance of doubt, the Borrower shall not be required to deliver calculations demonstrating compliance with this Section 9.01 other than pursuant to Section 8.01(c).
2.17    Amendment to Section 9.02 of the Credit Agreement. Section 9.02 of the Credit Agreement shall be amended to insert a new clause (j) which shall read in full as follows:
(j)    Permitted Second Lien Debt and guarantee obligations of any Loan Party in respect thereof.
2.18    Amendment to Section 9.03 of the Credit Agreement. Section 9.03 of the Credit Agreement shall be amended to insert a new clause (h) which shall read in full as follows:
(h)    Liens on Property securing Permitted Second Lien Debt, but only to the extent that the Administrative Agent holds first priority Liens on such Property securing the Indebtedness (subject to Excepted Liens) and such Liens are subject to the Intercreditor Agreement.
2.19    Amendment to Section 9.04 of the Credit Agreement. Section 9.04 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
Section 9.04 Dividends, Distributions, Redemptions and Restricted Payments, Redemption of Other Debt.
(a)     Restricted Payments.    No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock (other than Disqualified Capital Stock), (ii) so long as no Event of Default shall have occurred which is continuing, the Borrower may declare and pay annual cash dividends not to exceed $50,000,000 on an annual basis, (iii) the Loan Parties (other than the Borrower) may declare and pay dividends ratably with respect to their Equity Interests, (iv) the Borrower may make Restricted Payments pursuant to and in accordance with restricted stock plans, stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (v) the Borrower may make any repurchases of its Equity Interests (other than Disqualified Capital Stock) that are permitted under Section 9.05(k).
(b)     Redemptions of Other Debt. The Borrower will not, and will not permit any of its Subsidiaries to, prior to the date that is one hundred eighty (180) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any unsecured notes (including any Debt permitted by Section 9.02(i)), any Subordinated Debt, the Permitted Second Lien Debt or any Permitted Refinancing Debt in respect thereof (collectively, the “Other Debt”); provided that the Borrower may (i) Redeem Other Debt concurrently with the receipt of the Net Equity Proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower issued for the purpose of such Redemption, (ii) Redeem Other Debt by converting all or a portion of such Other Debt into additional Equity Interests (other than Disqualified Capital Stock) of the Borrower, (iii) Redeem Other Debt that is permitted by Section 9.02(i) with Permitting Refinancing Debt; or (iv) (A) Redeem Other Debt (other than Permitted Second Lien Debt, Subordinated Debt and Permitted Refinancing Debt in respect thereof) with cash in an amount, when aggregated with all payments made in compliance with Section 9.05(k), not to exceed $300,000,000 and (B) no later than one hundred twenty (120) days after the date of issuance of any Permitted Second Lien Debt, Redeem Other Debt (other than Subordinated Debt and Permitted Refinancing Debt in respect thereof) with the net cash proceeds of such Permitted Second Lien Debt in an amount not to exceed $500,000,000; provided, in each case, that (x) the Borrower shall have, on a pro-forma basis immediately after giving effect to such Redemption, Unused Availability under this Agreement of not less than 20% of the Borrowing Base, (y) no Default or Event of Default shall have occurred and be continuing and (z) immediately after giving effect to such Redemption, the Borrower shall be in pro forma compliance with Section 9.01.
2.20    Amendment to Section 9.05(k) of the Credit Agreement. Section 9.05(k) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
(k)    the Borrower may make repurchases of its Equity Interests (other than Disqualified Capital Stock); provided, however, the aggregate amount paid by the Borrower in connection with such Restricted Payments shall not exceed $100,000,000 less the aggregate amount of any payments made pursuant to Section 9.04(b)(iv)(A) in excess of $200,000,000; provided, that (i) the Borrower shall have, on a pro-forma basis immediately after giving effect to such repurchase, Unused Availability under this Agreement of not less than 20% of the Borrowing Base, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) immediately after giving effect to such repurchase, the Borrower shall be in pro forma compliance with Section 9.01.
2.21    Amendment to Section 9.16 of the Credit Agreement. Section 9.16 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
Section 9.16    Negative Pledge Agreements; Dividend Restrictions; Second Lien Collateral.
(a)    No Loan Party will create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Material Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) the Loan Documents, (b) any leases or licenses as they affect any Property or Lien subject to such lease or license, (c) any contract agreement or understanding creating Liens on Capital Leases or to secure purchase money Debt permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), or (d) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Restricted Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition.
(b)    No Person will (i) grant a Lien on any Property to secure obligations outstanding under the Permitted Second Lien Debt Documents without contemporaneously granting to the Administrative Agent, as security for the Indebtedness, a first priority, perfected Lien on the same Property pursuant to the Security Instruments or (ii) guarantee the obligations under the Permitted Second Lien Debt Documents without contemporaneously guaranteeing the Indebtedness pursuant to the Guaranty Agreement (or joinder or supplement thereto), each in form and substance reasonably satisfactory to the Administrative Agent.
2.22    Amendment to Article IX of the Credit Agreement. Article IX of the Credit Agreement shall be amended to insert a new Section 9.23 which shall read in full as follows:
Section 9.23    Amendments to Permitted Second Lien Debt Documents. The Borrower will not, and will not permit any Loan Party to, prior to the date that is 180 days after the Maturity Date, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Second Lien Debt Documents if such amendments or other modifications are prohibited under the Intercreditor Agreement.
2.23    Amendment to Section 10.01 of the Credit Agreement. Section 10.01 of the Credit Agreement shall be amended to amend and restate clauses (l) and (o) which shall read in full as follows:
(l)    the Loan Documents (including any Intercreditor Agreement) after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or, in the case of any Intercreditor Agreement, against any other party thereto, or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing.
(o)    the Borrower shall fail to pay any mandatory prepayment or provide additional collateral, in either case, as provided in Section 3.04(c) or Section 3.04(e).
2.24    Amendment to Article XI of the Credit Agreement. Article XI of the Credit Agreement shall be amended to insert a new Section 11.12 which shall read in full as follows:
Section 11.12.    The Intercreditor Agreement.
(a)    Subject to Section 11.12(c), each of the Lenders, the Issuing Bank and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Debt, any Intercreditor Agreement and (ii) any documents relating thereto.
(b)    Each of the Lenders, the Issuing Bank and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of any Intercreditor Agreement.

(c)    Each of the Lenders, the Issuing Bank and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Debt under any Permitted Refinancing Debt, (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute an Intercreditor Agreement (including, for the avoidance of doubt, that such agreement is acceptable to the Majority Lenders) if executed at such time as a new agreement.
(d)    Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Instrument to add or remove any legend that may be required pursuant to any Intercreditor Agreement.
(e)    The Administrative Agent shall have the benefit of the provisions of Article XI with respect to all actions taken by it pursuant to this Section 11.12 or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.
2.25    Amendment to Article XII of the Credit Agreement. Article XII of the Credit Agreement shall be amended to insert a new Section 12.20 which shall read in full as follows:
Section 12.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(a)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.
Section 3.    Borrowing Base Redetermination and Reduction of Aggregate Commitment. The Lenders hereby agree that, for the period from and including the Sixth Amendment Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be equal to $1,250,000,000.00. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07, Section 8.13(c), Section 9.02(i), Section 9.12, Section 9.17 or Section 9.18 of the Credit Agreement. For the avoidance of doubt, the Borrower and the Lenders hereby agree that the redetermination herein shall constitute the April 1, 2016 Scheduled Redetermination. Concurrently with the reduction of the Borrowing Base pursuant to this Section 3, the Aggregate Commitment shall be automatically reduced to $1,250,000,000.00 pursuant to Section 2.06(d) of the Credit Agreement and Annex I attached to the Credit Agreement shall be amended and restated in its entirety with Annex I attached hereto and Annex I attached hereto shall be deemed to be attached as Annex I to the Credit Agreement.
Section 4.    Conditions Precedent. This Sixth Amendment shall be effective upon the date of the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 4, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (the “Sixth Amendment Effective Date”):
4.1    Counterparts. The Administrative Agent shall have received counterparts hereof duly executed by the Borrower and the Supermajority Lenders, which may be delivered by the means described in Section 6.3 (or, in the case of any party as to which an executed counterpart shall not have been received, telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).
4.2    Amendment Fee. The Borrower shall have paid to the Administrative Agent for the account of each Lender which delivers an executed signature page to this Sixth Amendment on or before the Sixth Amendment Effective Date an amendment fee in an aggregate amount equal to 0.15% on the amount of such Lender’s Commitment as in effect on the Sixth Amendment Effective Date after giving effect to the reduction set forth in Section 3.
4.3    Fees and Expenses. The Borrower shall have paid to the Administrative Agent any and all fees and expenses payable to the Administrative Agent pursuant to or in connection with this Sixth Amendment.

4.4    No Event of Default or Deficiency. No Event of Default shall have occurred which is continuing and the Aggregate Revolving Credit Exposures shall not exceed the Borrowing Base.
4.5    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably request.
For purposes of determining satisfaction of the conditions specified in this Section 4, each Lender that has signed this Sixth Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Sixth Amendment Effective Date specifying its objection thereto. The Administrative Agent shall notify Borrower and each Lender of the Sixth Amendment Effective Date and such notice shall be conclusive and binding.
Section 5.    Reaffirm Existing Representations and Warranties. The Borrower hereby (a) acknowledges the terms of this Sixth Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby; and (c) represents and warrants to the Lenders that, as of the date hereof, after giving effect to the terms of this Sixth Amendment: (i) all of the representations and warranties contained in each Loan Document to which the Borrower is a party are true and correct in all material respects as though made on and as of the Sixth Amendment Effective Date (unless made as of a specific earlier date, in which case, such representation or warranty was true and correct in all material respects as of such date or qualified by materiality, in which case such representation or warranty shall be true and correct as of the applicable date); (ii) no Default or Event of Default has occurred and is continuing and the Aggregate Revolving Credit Exposures do not, and will not after giving effect to this Sixth Amendment, exceed the Borrowing Base; (iii) since the date of the most recent balance sheet delivered pursuant to Section 8.01(a) of the Credit Agreement, no Material Adverse Effect has occurred; (iv) the execution, delivery and performance by the Borrower of this Sixth Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no consent or approval of, or filing with, any governmental body, agency or official and do not violate any provision of applicable law or any material agreement binding upon Borrower or any other Loan Party; and (v) this Sixth Amendment constitutes the valid and binding obligation of the Borrower enforceable in accordance with its terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and (B) the availability of equitable remedies may be limited by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.
Section 6.    Miscellaneous.
6.1    Confirmation. The provisions of the Credit Agreement (as amended by this Sixth Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Sixth Amendment. This Sixth Amendment shall constitute a Loan Document.

6.2    No Waiver. Neither the execution by the Administrative Agent or the Lenders party hereto of this Sixth Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any Defaults or Events of Default which may exist, which may have occurred prior to the date of the effectiveness of this Sixth Amendment or which may occur in the future under the Credit Agreement and/or the other Loan Documents. Similarly, nothing contained in this Sixth Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Default or Event of Default, (b) except as provided herein, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Nothing in this Sixth Amendment shall be construed to be a consent by the Administrative Agent or the Lenders to any Default or Event of Default. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.
6.3    Counterparts. This Sixth Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Sixth Amendment by facsimile transmission or other electronic transmission (including .pdf) shall be as effective as delivery of a manually executed counterpart of this Sixth Amendment.
6.4    Successors and Assigns. This Sixth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
6.5    Severability. Any provision of this Sixth Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
6.6    No Oral Agreement. This Sixth Amendment, the Credit Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties hereto relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Sixth Amendment, the Credit Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

6.7    Governing Law. THIS SIXTH AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed effective as of the date first written above.

BORROWER:	SM ENERGY COMPANY

By:    /s/ A. Wade Pursell
A. Wade Pursell
Executive Vice President and Chief
Financial Officer

AGENTS AND LENDERS:    WELLS FARGO BANK, NATIONAL
ASSOCIATION, Individually and as
Administrative Agent

By:     /s/ Sarah Thomas
Name:    Sarah Thomas
Title:    Vice President

BANK OF AMERICA, N.A., Individually and as
Co-Syndication Agent

By:     /s/ Ronald E. McKaig
Name:     Ronald E. McKaig
Title:    Managing Director

JPMORGAN CHASE BANK, N.A., Individually and as Co-Syndication Agent

By:     /s/ Darren Vanek
Name:     Darren Vanek
Title:    Authorized Signatory

COMPASS BANK, Individually and as
Co-Documentation Agent

By:     /s/ Rhianna Disch
Name:     Rhianna Disch
Title:    Vice President

COMERICA BANK, Individually and as
Co-Documentation Agent

By:     /s/ Garrett Merrell
Name:     Garrett Merrell
Title:    Relationship Manager

BARCLAYS BANK PLC

By:     /s/ Christopher M. Aitkin
Name:     Christopher M. Aitkin
Title: AVP

ROYAL BANK OF CANADA

By:     /s/ Kristan Spivey
Name:     Kristan Spivey
Title: Authorized Signatory

BOKF, NA DBA BANK OF OKLAHOMA

By:      /s/ Parker Heikes
Name:      Parker Heikes
Title: Vice President

SANTANDER BANK, N.A.
f/k/a Sovereign Bank

By:     /s/ Aidan Lanigan
Name:     Aidan Lanigan
Title: Senior Vice President

By:    /s/ Puiki Lok
Name: Puiki Lok
Title: Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

By:      /s/ Nancy Mak
Name:      Nancy Mak
Title: Senior Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:      /s/ Juan J. Mejia
Name:      Juan J. Mejia
Title: Director

By:     /s/ Rodrigo Torres
Name:     Rodrigo Torres
Title: Vice President

GOLDMAN SACHS BANK USA

By:      /s/ Jerry Li
Name:     Jerry Li
Title: Authorized Signatory

KEYBANK NATIONAL ASSOCIATION

By:      /s/ John Dravenstott
Name:      John Dravenstott
Title: Vice President

THE BANK OF NOVA SCOTIA

By:     /s/ Mark Sparrow
Name:     Mark Sparrow
Title: Director

U.S. BANK NATIONAL ASSOCIATION

By:      /s/ John C. Lozano
Name:      John C. Lozano
Title: Vice President

Annex I
LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
Wells Fargo Bank, National Association	9.67%	$120,833,333.36
Bank of America, N.A.	9.67%	$120,833,333.34
JP Morgan Chase Bank, N.A.	9.67%	$120,833,333.34
Compass Bank	8.22%	$102,777,777.78
Barclays Bank PLC	8.22%	$102,777,777.78
Royal Bank of Canada	8.22%	$102,777,777.78
Comerica Bank	6.67%	$83,333,333.34
BOKF, NA dba Bank of Oklahoma	5.33%	$66,666,666.66
Santander Bank, N.A.	5.33%	$66,666,666.66
Capital One, National Association	5.33%	$66,666,666.66
Deutsche Bank Trust Company Americas	5.33%	$66,666,666.66
KeyBank National Association	5.33%	$66,666,666.66
The Bank of Nova Scotia	5.33%	$66,666,666.66
U.S. Bank National Association	5.33%	$66,666,666.66
Goldman Sachs Bank USA	2.33%	$29,166,666.66
TOTAL	100.00%	$1,250,000,000